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                                                                    EXHIBIT 99.2




FOR IMMEDIATE RELEASE

CONTACT: ALEX SINGAL (615) 263-3005

            BOARD OF DIRECTORS OF PRISON REALTY TRUST, INC. RECEIVES
              UNSOLICITED OFFER FROM PACIFIC LIFE INSURANCE COMPANY

        NASHVILLE, Tenn., February 29 / PRNewswire / -- Prison Realty Trust, Inc. (NYSE: PZN) announced today that on Wednesday, February 23, 2000 its board of directors received an unsolicited proposal from Pacific Life Insurance Company ("Pacific Life") regarding a transaction intended to serve as an alternative to the previously announced restructuring transactions led by a group of investors consisting of an affiliate of Fortress Investment Group LLC and affiliates of The Blackstone Group, together with an affiliate of Bank of America Corporation. In order to provide full information on the specific terms of the Pacific Life proposal, Prison Realty will include the text of Pacific Life's proposal in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission via EDGAR.

        The Prison Realty board of directors has determined, after reviewing the proposal with its financial and legal advisors, that it is appropriate for Prison Realty and its financial advisors to commence negotiations with Pacific Life regarding a potential transaction. Prison Realty does not intend to report on the status of negotiations with Pacific Life or provide updates on the terms of Pacific Life's proposal prior to reaching a definitive agreement with Pacific Life or determining that no definitive agreement will be reached.

        This news release contains forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those set forth in the forward-looking statements.